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                                                                 EXHIBIT 10.34

      W. M. JORDAN                                         P.O. Box 8820
      President and                                     Dayton, Ohio 45401
   Chief Executive Officer                          Telephone: (513) 476-6182
                                                        Fax: (513) 476-6247


                                 September 11, 1995

Mr. James S. Ware
1009 Essex Circle
Kalamazoo, Michigan 49008

Dear Jim:

     This will confirm the agreement between you and The Duriron
Company, Inc. ("Duriron") made under the following circumstances.

    1. Duriron today has entered into an Agreement and Plan of Merger (the "Merger") with Durametallic, Inc. which will have the effect of making Durametallic, Inc., a wholly-owned subsidiary of Duriron upon completion of the Merger.

     2. The completion of the Merger is contingent upon the approval of the shareholders of both Duriron and Durametallic and certain other factors.

    3. Assuming the completion of the Merger, you desire to formally confirm the respective rights and responsibilities of you and Durametallic under certain agreements which you executed with Durametallic prior to the Merger.

    4. You have also agreed to perform certain additional consulting services directly for Duriron after completion of the Merger in return for the following defined additional considerations.

     Accordingly, in consideration of the premises and mutual promises contained herein, you and Duriron agree as follows:

     1. Duriron agrees that it will cause Durametallic, after the Merger, to honor the Executive Severance Agreement (the "Severance Agreement") between you and
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Mr. James S. Ware
September 11, 1995
Page 2

          Durametallic dated January 6, 1994 subject to the following deletion to this agreement with which you concur.

     a. Section 4(b) shall be deleted (which would have the effect of accelerating the vesting of shares of Durametallic common stock granted to you under the Durametallic's Executive Incentive Bonus Plan).

2. Duriron also understands that you will retire effective April 12, 1996 with such retirement, being treated, for purposes of the Severance Agreement, as a resignation for "good reason" under the terms of the Severance Agreement. Upon such retirement, Duriron will cause Durametallic to pay the benefits contemplated under the Severance Agreement in accordance with its terms because Duriron acknowledges that your duties as CEO of Durametallic will be inherently and unavoidably reduced by reason of the Merger.

3. Duriron agrees that it will cause Durametallic to honor the "Senior Executive Death Benefit Agreement" dated April 12, 1991 between you and Durametallic in accordance with its terms, subject to the following exception with which you concur.

     a. Clause 4 of this agreement shall be deleted (which would require Durametallic to purchase and maintain insurance policies to assist in funding the death benefit described in this agreement).

4. Duriron agrees that it will honor the "Consulting Agreement" dated April 12, 1991 with you in accordance with its terms.

5. In addition, you and Duriron agree that you provide special consulting services to the Chief Executive Officer of Duriron directly in connection with the successful integration of Durametallic into Duriron after the Merger. Furthermore, you will provide personal consulting to him in connection with the management of Durametallic during the term of the Consulting Agreement in a scope beyond that contemplated under the current Consulting Agreement. You further agree that you will, at the option of Duriron, agree to remain in the capacity as Chairman of Durametallic, for at least three years subsequent to your retirement. In return, Duriron will purchase for you a life insurance policy selected by Duriron with a death benefit in the amount of $5 million, which will be paid to your life insurance trust upon the death of you and your wife, whichever occurs last. The policy would be contingent upon you and

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Mr. James S. Ware
September 11, 1995
Page 3

          your wife passing the insurer's medical examination and otherwise complying with its requirements and other coverage preconditions. In addition, the death benefit will be contingent upon the insurer paying all dividends contemplated under the program, which Duriron cannot assure. The exact terms of the policy shall be in accordance with those issued by the insurer. Duriron's obligation to continue to provide this compensation to you will be terminated if you willfully refuse to perform such consulting services or service as Durametallic Board Chairman without good reason (such as a medical disability).

    6. In the event that this Merger is not completed by December 31, 1995 or such other date as may be mutually agreed between Duriron and Durametallic, this letter agreement shall be null and void.

     Jim, we are happy that we are able to work out these details with you, and we look forward to working with you subsequent to the Merger.

                                          Sincerely,

                                          /s/ William M. Jordan

                                          W. M. Jordan


ACKNOWLEDGED AND AGREED:

/s/ James S. Ware
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James S. Ware

September 11, 1995
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Date